EXHIBIT 5.1

             Tonkon, Torp, Galen, Marmaduke & Booth
                        Attorneys at Law
                       1600 Pioneer Tower
                      888 S.W. Fifth Avenue
                     Portland, Oregon  97204
                         (503) 221-1440
                       Fax: (503) 274-8779



                        December 11, 1996




To the Board of Directors
of Coffee People, Inc.


Ladies and Gentlemen:

     We have acted as counsel for Coffee People, Inc. (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-8 under the Securities Act of 1933, covering a proposed 150,000 shares of the Company's Common Stock, no par value (the "Shares"). We have reviewed the corporate action of the Company in connection with this matter and have examined and relied upon such documents, corporate records and other evidence as we have deemed necessary for the purpose of this opinion.

     Based on the foregoing, it is our opinion that the Shares have been duly authorized and, when issued and sold pursuant to the governing Stock Option Agreements, the Shares will be legally issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,


                                         /s/ Tonkon, Torp, Galen
                                             Marmaduke & Booth